Exhibit 99.1

Cascadian Therapeutics Announces Exercise of Underwriters’ Over-

Allotment Option and Closing of $46.0 million Concurrent Offerings of

Common Stock and Series D Convertible Preferred Stock

Seattle, Washington — June 28, 2016 — Cascadian Therapeutics, Inc. (NASDAQ: CASC) today announced that it has closed the previously announced underwritten public offering of 40,250,000 shares of its common stock at a price to the public of $0.80 per share for gross proceeds of $32.2 million. The shares include 5,250,000 shares of common stock sold pursuant to the over-allotment option granted by the Company to the underwriters, which option was exercised in full. In addition, Cascadian Therapeutics closed the previously announced offering of 17,250 shares of its Series D Convertible Preferred Stock at a price of $800.00 per share directly to affiliates of BVF Partners L.P., which are existing stockholders and affiliates of a member of the board of directors of Cascadian Therapeutics, for gross proceeds of $13.8 million.

Aggregate gross proceeds from both offerings, before deducting underwriting and placement agent discounts and commissions and expenses, was $46.0 million. The offerings were conducted as separate offerings by means of separate prospectus supplements, and neither the sale of Series D Convertible Preferred Stock nor the common stock offering was contingent upon the consummation of the other.

Each share of Series D Convertible Preferred Stock is non-voting and convertible into 1,000 shares of Cascadian Therapeutics common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 19.99% of the common stock then outstanding, subject to adjustment. The Series D Convertible Preferred Stock will rank senior to all of the company’s common stock, on parity with the Company’s Series A, B and C Convertible Preferred Stock and junior to the Company’s Class UA Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of the Series D Convertible Preferred Stock will receive a payment equal to $0.0001 per share of Series D Convertible Preferred Stock before any proceeds are distributed to the holders of the common stock, pari passu with any distribution of proceeds to holders of the Series A, B and C Convertible Preferred Stock, and after any distribution of proceeds to holders of the Class UA Preferred Stock.

Cowen and Company, LLC acted as the sole book-running manager and Trout Capital LLC acted as a co-manager in the common stock offering. Cowen and Company, LLC and Trout Capital LLC acted as the placement agents in the registered direct offering.

Each of the offerings was made to purchasers pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission, or SEC. Prospectus supplements and accompanying prospectuses describing the terms of the offerings are filed with the SEC. Copies of the prospectus supplements and accompanying prospectuses may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. Electronic copies of the prospectus supplements and accompanying prospectuses will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Cascadian Therapeutics, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

# # #

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@cascadianrx.com

CASCADIAN THERAPEUTICS, INC., 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.cascadianrx.com